Exhibit 10.14

RELEASE AND NON-DISPARAGEMENT AGREEMENT

This RELEASE AND NON-DISPARAGEMENT AGREEMENT (the “Agreement”) is made as of March 7, 2022 (the “Effective Date”), by and between Jerry Lewin (“Lewin”) and Allied Esports Entertainment, Inc., a Delaware corporation (the “Company”), collectively referred to as the “Parties.”

RECITALS

WHEREAS, Lewin served as a member of the Board of Directors of the Company (the “Board”), a member of the Company’s Audit and Esports Committees and Chairman of the Company’s Compensation Committee, until his resignation effective February 18, 2022;

WHEREAS, in consideration of Lewin’s service on the Board and such committees, and the covenants made by Lewin set forth in this Agreement, the Company has agreed to, among other things, pay Lewin $25,000, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual promises contained herein, the parties agree as follows:

1. Payment. The Company shall pay to Lewin compensation of $25,000 in immediately available funds (the “Payment”) pursuant to the wiring instructions of Lewin, within three business days after the date hereof.

2. Release and Covenant Not to Sue. Subject to Lewin’s receipt of the Payment, Lewin, for and on behalf of himself and his agents, affiliates, and representatives, knowingly and voluntarily releases and forever discharges the Company, its subsidiaries and affiliates, and each of their respective present and former directors, officers, executives, employees, attorneys, agents, representatives, executives, successors and assigns (each, a “Released Party,” and collectively, the “Released Parties”) from any and all past, present and future claims, demands, liabilities, judgments and causes of action, at law or in equity, known or unknown, asserted or unasserted, liquidated or unliquidated, absolute or contingent, accrued or not accrued, which undersigned ever had, presently has, might have in the future, claim to have, or claim to have had against any of the Released Parties of any kind or nature whatsoever through the Effective Date; provided that the foregoing shall not waive Lewin’s rights set forth in this Agreement, including Section 4.

3. Non-Disparagement. Except as may be required by applicable law, regulation, or court order, Lewin agrees that he will not make, or cause or attempt to cause any other person, association, firm, or entity, to make, any statements, either written or oral, or convey any information about the Released Parties to any third party, that is disparaging or that in any way reflects negatively upon the character, personality, integrity, or performance of any Released Party, or that are directly or indirectly damaging to the reputation of any Released Party.

4. Prior Acts Coverage. The Company shall ensure that Lewin retains his rights to coverage under the Company’s director and officer insurance policies, and to indemnification under the Company’s charter documents, in each case in connection with his prior services as a director of the Company, for a period of at least five years after the Effective Date.

5. Vesting of Options. The Company agrees that, notwithstanding anything to the contrary set forth in the Option Agreement dated May 6, 2021 between the Company and Lewin, that: (i) all 40,000 options subject to such agreement shall be fully vested, and (ii) the Company hereby waives Section 5(d) of such agreement, and such options will not terminate until May 6, 2031.

6. Representation. Lewin understands, acknowledges, and agrees that Maslon LLP (“Maslon”) represents the Company only and has never previously and does not currently represent Lewin in any matter. Lewin further understands, acknowledges, and agrees that he has not looked to or relied upon Maslon for legal representation regarding this Agreement, and has had the opportunity to obtain separate legal counsel with respect to this Agreement. Lewin is relying on his own experience, counsel and advisors and not on Maslon or any statements or representations of the Company or its agents for legal or other advice with respect to this Agreement.

7. Entire Agreement; Governing Law. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof. It supersedes any prior agreement or understanding among the Parties, and it may not be modified except in writing by the Parties’ mutual consent. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict or choice of law principles that would result in the application of any law other than that of the State of Delaware.

8. Remedies. Each Party agrees that money damages may not be a sufficient remedy for the breach of this Agreement and that, in addition to all other remedies, the Company will be entitled to seek injunctive or other equitable relief as a remedy for any breach of this Agreement. In addition, each Party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

9. Successors; Assignment. This Agreement, and any and all rights, duties and obligations hereunder, shall be binding upon and inure to the benefit and detriment of the successors and assigns of the parties hereto; provided, however, that this Agreement shall not be assigned, transferred, or delegated by Lewin without the prior written consent of the Company.

10. Counterparts. The signature pages hereto may be executed in counterparts, all of which together shall constitute one and the same document, together with the text of this Agreement. Signature pages delivered by electronic transmission shall have the same binding force and effect as the delivery of original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

LEWIN:

/s/ Jerry Lewin
Name: Jerry Lewin

COMPANY:

ALLIED ESPORTS ENTERTAINMENT, INC.

By:	/s/ Lyle Berman
Lyle Berman, Interim Chief Executive Officer

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